Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

October 5, 2007

The Charles Schwab Corporation

120 Kearny Street

San Francisco, CA 94108

Ladies and Gentlemen:

We have acted as special structuring counsel to The Charles Schwab Corporation, a Delaware corporation (the “Guarantor”), in connection with the Registration Statement on Form S-3 (File No. 333-114729) (the “Registration Statement”) filed by Schwab Capital Trust I, a Delaware statutory trust (the “Trust”), and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance by the Trust of Fixed to Floating Rate Trust Preferred Securities representing beneficial ownership interests in the Trust (the “Trust Preferred Securities”) and (ii) the issuance by the Guarantor of the Guarantee with respect to the obligations of the Trust under the Trust Preferred Securities (the “Guarantee”). The Trust Preferred Securities and the Guarantee are hereinafter referred to collectively as the “Securities.” The Securities are being offered and sold pursuant to the Registration Statement, any amendment thereto, and the prospectus dated May 5, 2004 contained therein, as supplemented by the prospectus supplement dated October 2, 2007 (the “Prospectus Supplement”).

The Guarantee has been issued pursuant to a Guarantee Agreement (the “Guarantee Agreement”) between the Guarantor and The Bank of New York Trust Company, N.A., as Guarantee Trustee (the “Guarantee Trustee”), which has been filed with the Commission as an exhibit to the Registration Statement on the date hereof.

THE CHARLES SCHWAB CORPORATION	October 5, 2007

We have examined the Registration Statement and the Guarantee Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Trust and the Guarantor.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Guarantee Agreement is the valid and legally binding obligation of the Guarantee Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, with respect to the Guarantee, the Guarantee Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes the valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

THE CHARLES SCHWAB CORPORATION	October 5, 2007

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the securities” in the Prospectus Supplement included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP